Exhibit 2.2

AMENDMENT TO THE ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO THE ASSET PURCHASE AGREEMENT (“Amendment”) is entered into this 17th day of February, 2015 (“Effective Date”), by and among AMERICAN ADDICTION CENTERS, INC., a Nevada corporation (the “Parent”), AAC FLORIDA ACQUISITION SUB, LLC, a Delaware limited liability company (the “Company”), THE ACADEMY REAL ESTATE, LLC, a Delaware limited liability company (“The Academy”), and RECOVERY FIRST, INC., a Florida corporation (the “Seller”). The Parent, Company, The Academy and Seller are collectively referred to herein as the “Parties”.

A. On December 15, 2014, Seller, the Parent and the Company entered into that certain asset purchase agreement (“Agreement”) for the purchase and sale of the Assets by the Company, including that certain real property and those certain improvements thereon located at 4549 SW 54th Court, Hollywood, FL 33314, Parcel ID 5041-36-04-0030 (“Real Property”), which is more particular described in Exhibit A attached hereto and incorporated herein by this reference;

B. The Parties now desire that The Academy be the purchaser of the Real Property and the Real Property only;

C. Pursuant to Section 11.1 of the Agreement, the provisions of the Agreement may not be changed, modified, waived or altered except by an agreement in writing signed by the party entitled to the benefit of the provision(s) to be waived; and

D. The Parties desire to amend the Agreement as set forth in this Amendment.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree to the following terms and conditions

1. Purchaser. The Parties hereby agree that the Real Property shall be transferred to The Academy at Closing. Further, as of the Effective Date, The Academy shall have all of the right, title and interest of the Company in and to the Agreement as it relates to the Real Property, but shall have no obligations of the Company thereunder.

2. Capitalized Terms. Any capitalized terms that are not otherwise defined herein shall have the meaning set forth in the Agreement.

3. Full Force and Effect. Except as modified herein, the Agreement shall remain in full force and effect.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. Facsimiles or electronic copies shall be deemed originals.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date.

PARENT: AMERICAN ADDICTION CENTERS, INC., a Nevada corporation		COMPANY: AAC FLORIDA ACQUISITION SUB, LLC, a Delaware limited liability company

By:	/s/ Michael Cartwright	By:	/s/ Michael Cartwright
	Michael Cartwright, Chairman and CEO		Michael Cartwright, Chairman

THE ACADEMY: THE ACADEMY REAL ESTATE, LLC, a Delaware limited liability company		SELLER: RECOVERY FIRST, INC., a Florida corporation

By:	/s/ Michael Cartwright	By:	/s/ James Davis
	Michael Cartwright, Chairman		James Davis, CEO